UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2012

IMPRIMIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52998	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 South Hwy 101, Suite 209
Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 433-2800

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 30, 2012, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into a License Agreement (the “PCCA License Agreement) and a Stock Purchase Agreement (the “PCCA Purchase Agreement”) in a strategic transaction (the “PCCA Transaction”) with Professional Compounding Centers of America, Inc. (“PCCA”).

Pursuant to the terms of the PCCA License Agreement, effective August 30, 2012, PCCA has granted to the Company and its affiliates certain exclusive rights under PCCA’s proprietary formulations, other technologies and data, and the Company has agreed to pay to PCCA certain royalties on net sales relating to the sale of certain future products.  PCCA may terminate the PCCA License Agreement if the Company fails to commence efforts to research and develop future products within certain time periods.

Pursuant to the terms of the PCCA Purchase Agreement, entered on August 30, 2012 and closed on August 31, 2012, the Company issued and sold to PCCA 4,163,414 shares (the “Shares”) of its common stock, par value $0.001 per share, at a per share purchase price of $0.96075, for aggregate gross proceeds to the Company of $4,000,000.  The PCCA Purchase Agreement does not grant to PCCA any registration rights with respect to the Shares purchased and sold thereunder.

The Shares were sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) thereof.  In determining that the issuance of the Shares qualified for an exemption under Section 4(2) of the Securities Act, the Company relied on the following facts:  PCCA represented that it was an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act) and that it was purchasing the Shares for its own account and not with a view to distribute them; the Shares were sold to only one purchaser in connection with a strategic transaction; and the Shares are restricted securities.  The Shares may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements, and this Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Shares.

The foregoing description of the PCCA License Agreement and the PCCA Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of those agreements.  A copy of the PCCA License Agreement and the PCCA Purchase Agreement are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the PCCA Purchase Agreement is incorporated by reference into this Item 3.02 in its entirety.

Item 8.01 Other Events.

On August 30, 2012, the Board of Directors of the Company approved the establishment of a scientific and regulatory advisory board to provide guidance to the Company’s management team relating to clinical trial procedures and product development.  The members of the advisory board are not members of the Company’s Board of Directors and do not otherwise hold management roles with the Company.  The advisory board currently has three members as follows:  Dr. Gerald J. Yakatan, Dr. Lee S. Simon, and Dr. Allan Green.  Dr. Yakatan has served in both academic and industrial environments in connection with pharmaceutical product development efforts, and we believe that his experience with the drug development and FDA approval process for various notable drug products will be valuable for our business.  Dr. Simon, who has served as a division director and on advisory committees for the FDA and as a funded investigator and a member of the Steering Committee for the National Institutes of Health, brings important FDA expertise to the advisory board.  Dr. Green is a physician, attorney, research scientist and inventor on several US patents and has significant operating and management experience with a number of biomedical companies, who we believe can provide invaluable advice to our management in the fields in which we operate.

In addition, the Company has entered into consulting agreements with the members of the advisory board.  On August 28, 2012, the Company entered into an independent contractor services agreement with SDG, LLC (“SDG”), of which Dr. Simon and Dr. Green are principals, pursuant to which SDG will provide consulting services for the Company relating to its clinical development strategy for clinical trial design and management and regulatory affairs.  On August 1, 2012, the Company entered into an independent consulting agreement with Dr. Yakatan, pursuant to which Dr. Yakatan has agreed to provide services to the Company relating to its regulatory and development strategy in connection with the FDA approval process.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description
10.1	License Agreement, dated as of August 30, 2012, by and between Imprimis Pharmaceuticals, Inc. and Professional Compounding Centers of America, Inc.

10.2	Stock Purchase Agreement, dated as of August 30, 2012, by and between Imprimis Pharmaceuticals, Inc. and Professional Compounding Centers of America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: August 31, 2012	By:	/s/ Mark L. Baum
	Name:	Mark L. Baum
	Title:	Chief Executive Officer